Exhibit 22.1
Subsidiary Issuer of Guaranteed Securities
As of December 31, 2022, Chevron Corporation (Parent Guarantor) was the sole guarantor of the following unsecured notes issued by Chevron U.S.A. Inc. (Subsidiary Issuer), a Pennsylvania corporation and wholly-owned subsidiary of Parent Guarantor:

Floating rate notes due 2023
7.250% notes due 2023
0.426% notes due 2023
3.900% notes due 2024
0.687% notes due 2025
1.018% notes due 2027
8.000% notes due 2027
3.850% notes due 2028
3.250% notes due 2029
6.000% notes due 2041
5.250% notes due 2043
5.050% notes due 2044
4.950% notes due 2047
4.200% notes due 2049
2.343% notes due 2050